As filed with the Securities and Exchange Commission on December 14, 2001
                      Investment Company Act File No. 811-
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: Montgomery Partners Absolute Return Fund LLC

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

101 California Street
San Francisco, California 94111

TELEPHONE NUMBER (INCLUDING AREA CODE): (415) 284-6000

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

Montgomery Partners Absolute Return Fund LLC
c/o Dana Schmidt
Montgomery Asset Management, LLC
101 California Street
San Francisco, California 94111

copies to:
Paul S. Schreiber, Esq.
Shearman & Sterling
599 Lexington Avenue
New York, New York  10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes  X            No
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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of San Francisco and State of California on the 14th day of December, 2001.

                                 MONTGOMERY PARTNERS ABSOLUTE RETURN FUND LLC
                                 (Name of Registrant)




                                 By:      /s/ Dana Schmidt
                                    --------------------------------------------
                                    Name:   Dana Schmidt
                                    Title:  Chief Administrative Officer
                                            Montgomery Asset Management, LLC